Exhibit 4.11

AMENDMENT NO. 5
TO
WINDSTREAM 401(k) PLAN
(January 1, 2015 Restatement)

WHEREAS, Windstream Services, LLC (the "Company") maintains the Windstream 401(k) Plan, as amended and restated effective as of January 1, 2015, as amended (the “Plan”); and

WHEREAS, the Company reserves the right to amend the Plan;

NOW THEREFORE, BE IT RESOLVED, that the Company hereby amends the Plan in the respects hereinafter set forth:

1. Effective as of January 1, 2017, the first reference in Section 1.07(b) to “Employee” is replaced with “Eligible Employee”.

2. Effective as of January 1, 2017, a new paragraph is added to the end of Section 20.05 to provide as follows:

For purposes of clarity, following the merger of the CT Plan into the Plan, (i) amounts attributable to the matching contributions and supplement matching contributions under CT Plan are available for withdrawal at any time.

3. Effective as of December 15, 2017, a new Section 20.17 is added to the Plan to provide as follows:

20.17	Merger of the Broadview Networks Retirement Savings Plan

(a)
Merger. Effective as of December 15, 2017, the Broadview Networks Retirement Savings Plan (the "Broadview Plan") shall be merged into and made a part of the Plan, and the trust fund maintained in connection with the Broadview Plan shall be added to the assets of the Trust Fund to be disposed of under the terms, conditions, and provisions of the Plan and Trust. On and after December 15, 2017, the general provisions of the Plan shall govern with respect to the interests under the Broadview Plan of all persons except (i) as otherwise expressly provided in this Section 20.17 and (ii) to the extent the general provisions of the Plan are inconsistent with any provisions of the Broadview Plan that may not be eliminated under Section 411(d)(6) of the Code (and the regulations thereunder).

For purposes of clarity, the following forms of payment and in-service withdrawal provisions that were available under the Broadview Plan as in effect on December 15, 2017 shall be available under the Plan with respect to the Participant's Separate Account attributable to the Broadview Plan (and, as applicable, attributable to a particular sub-account under the Broadview Plan):

(1)	On or after a Participant's Settlement Date, single sum payment.

(2)
On or after a Participant’s Settlement Date, fixed period and fixed payment installment options, but only for Participants (or Beneficiaries) who have commenced installments prior to December 15, 2017.

(3)	In-service withdrawals of amounts attributable to rollover contributions at any time.

(4)	In-service withdrawals of account balance upon attainment of age 59-1/2.

(5)
Distribution of amounts attributable to “Elective Deferral Contributions" sub-account (excluding any earnings) under the Broadview Plan on account of performing qualified military service (i.e., any service in the uniformed services (as defined in Chapter 43 of Title 38 of the U.S. Code) by any individual if such individual is entitled to reemployment rights under such chapter with respect to such service) and such individual’s ability to make deferrals under the Plan is suspended for six months.

(6)
Distribution of account balance upon total disability (i.e., disabled, as a result of sickness or injury, to the extent that the Participant is prevented from engaging in any substantial gainful activity, and is eligible for and receives a disability benefit under Title II of the Federal Social Security Act).

Following the merger of the Broadview Plan into the Plan, (i) hardship withdrawals as provided in Article XIX shall apply to the amounts attributable to the "Elective Deferral Contributions" sub-account (excluding any earnings) under the Broadview Plan, (ii) partial distributions on or after a Participant’s Settlement Date as provided in Section 15.01 shall apply to amounts attributable to the Broadview Plan, and (iii) the small benefit cash out as provided in Section 15.04 shall apply to the Participant's Separate Account (including the amounts attributable to the Broadview Plan).

The following forms of payment were available prior to December 15, 2017 under the Broadview Plan, but are eliminated effective December 15, 2017: purchase of (i) straight life annuity, (ii) single life annuities with certain periods of 5, 10, or 15 years; (iii) a single life annuity with installment refund; (iv) survivorship life annuities with installment refund, (v) survivorship life annuities with installment refund and survivorship percentages of 50%, 66-2/3%, 75%, or 100%, and (v) fixed period annuities for any period of whole months that is not less than 60.

(b)
Accounts. As of December 15, 2017, Separate Accounts shall be established in accordance with the provisions of Section 11.07 in the name of each person who as of December 15, 2017 was a participant or beneficiary with an interest under the Broadview Plan (and for whom a Separate Account had not already been established). As of the date the assets of the trust fund of the Broadview Plan are received by the Trustee and deposited in the Trust Fund, there shall be credited to each such Separate Account or Sub-Account, as applicable, the value of such person's prior separate account or sub-account of the corresponding type under the Broadview Plan as certified to the Plan Administrator by the plan administrator of the Broadview Plan.

(c)
Vesting. Participants who were actively employed by the “Employer” under the Broadview Plan with a balance in their account under the Broadview Plan as of July 28, 2017, shall be 100% fully vested in amounts attributable to the Broadview Plan. Any other person who was a participant under the Broadview Plan is subject to the vesting schedule as in effect under the Broadview Plan as in effect on December 15, 2017 for amounts attributable to the Broadview Plan. For ease of reference, amounts attributable to “Matching Contributions” and “Discretionary Contributions” under the Broadview Plan are subject to the following vesting schedule: 1 year of vesting service - 25% vested, 2 years of vesting service - 50% vested, 3 years of vesting service - 75% vested, and 4 years of vesting service - 100% vested.

(d)
Forfeitures and Reinstatement. Forfeitures under the Broadview Plan, if any, shall be used to reduce the amount of contributions required to be made by the Employer or if the Company elects to pay expenses incurred in the administration of the Plan. If a person who was a participant under the Broadview Plan (i) incurred a forfeiture under the Broadview Plan prior to December 15, 2017 (and such forfeiture has not been restored), (ii) resumes employment as an Employee under the Plan, and (iii) would have had the forfeiture restored under the Broadview Plan as in effect on December 15, 2017, such forfeiture shall be restored under the Plan in the same manner and under the same conditions as such forfeiture would have been restored under the Broadview Plan as in effect on December 15, 2017.

(e)
Beneficiary Designations and Death Benefits. Effective as of December 15, 2017, each beneficiary designation under the Broadview Plan shall be void and have no further effect. Article XVII shall apply to determine the beneficiary with respect to the Separate Accounts or Sub-Accounts established under Section 20.17(b) (or previously established under the Plan) and Section 14.02 shall apply to determine the form of payment.

(f)
Loans. Effective as of December 15, 2017, participant loans under the Broadview Plan shall become loans under the Plan and shall count toward the maximum number of loans under the Plan. No participant loan under the Broadview Plan, however, shall be defaulted so as to reduce the total number of loans to the maximum permitted under the Plan.

4. Effective as of January 1, 2018, paragraph (a) of Appendix A to the Plan is amended to provide as follows:

Valor. Subject to the terms of the applicable collective bargaining agreement, as amended from time to time, Valor Telecommunications of Texas, LLC d/b/a Windstream Communications Southwest, or Windstream Communications of Kerrville, LLC, as applicable, shall make on behalf of each eligible employee (as defined below) who is an employee covered by the collective bargaining agreement between such employers and CWA Local 6171 (“Valor CBA”) and is not eligible to participate in the Windstream Pension Plan (i.e., individuals hired, rehired or transferred into employment subject to the Valor CBA after February 28, 2014 or who did not elect to continue active participation in the Windstream Pension Plan pursuant to the 2017 Windstream Valor Retirement Choice Program), a Supplemental Employer Matching Contribution in an amount equal to (A) 100% of the first 3% of the Participant’s Compensation that he contributes to the Plan as Salary Deferral Contributions for the Plan Year, plus (B) 50% of the next 2% of the Participant’s Compensation that he contributes to the Plan as Salary Deferral Contributions for the Plan Year. For purposes of clarity, effective for periods after December 31, 2017, no Supplemental Employer Matching Contribution shall be made on behalf of an employee who is covered by the Valor CBA and is eligible to participate in the Windstream Pension Plan.
As soon as administratively practicable following the end of the Plan Year, Supplemental Employer Matching Contributions shall be made by the Employer and allocated to each Participant who is eligible to receive Supplemental Employer Matching Contributions. A person is eligible to receive Supplemental Employer Matching Contributions for a Plan Year only if he is employed as an Eligible Employee (i.e., in a position covered by the Valor CBA) during the Plan Year (and only with respect to the Participant’s Compensation and Salary Deferral Contributions for the portion of the Plan Year that is attributable to the period when the Participant was an Eligible Employee (i.e., in a position covered by the Valor CBA)). If the Supplemental Employer Matching Contribution is made in common stock of Windstream Holdings, Inc., the contribution made on behalf of each Participant shall be increased by $0.03 for each share of common stock of Windstream Holdings, Inc. that is allocated to the account of the Participant.

If an Employee (i) is both an “Employee” under the Windstream Pension Plan and covered by the Valor CBA on December 31, 2017, and (ii) does not elect to continue active participation in the Windstream Pension Plan pursuant to the 2017 Windstream Valor Retirement Choice Program effective January 1, 2018, the Employee shall have a one-time $12,000 Nonelective Employer Contribution made to his Separate Account as soon as administratively practicable following January 1, 2018. For purposes of clarity, the $12,000 Nonelective Employer Contribution is an annual addition of the 2017 limitation year for purposes of Section 7.05. The $12,000 Nonelective Employer Contribution may be made in cash or common stock of Windstream Holdings, Inc. in the discretion of the Company.

5. Effective as of January 1, 2018, paragraph (d) of Appendix A to the Plan is amended to provide as follows:

Iowa - IBEW 204. Subject to the terms of the applicable collective bargaining agreement, as amended from time to time, Windstream Iowa Telecommunications, LLC shall make on behalf of each eligible Participant who is an employee covered by a collective bargaining agreement between the Windstream Iowa Telecommunications, Inc. and IBEW Local 204 (the “Iowa 204 CBA”) and is otherwise eligible (as defined below), the following:
(i) a Supplemental Employer Matching Contribution in an amount equal to (A) 100% of the first 3% of the Participant’s Compensation that he contributes to the Plan as Salary Deferral Contributions for the Plan Year, plus (B) 50% of the next 2% of the Participant’s Compensation that he contributes to the Plan as Salary Deferral Contributions for the Plan Year. As soon as administratively practicable following the end of the Plan Year, Supplemental Employer Matching Contributions shall be made by the Employer and allocated to each Participant who is eligible to receive Supplemental Employer Matching Contributions. A person is eligible to receive Supplemental Employer Matching Contributions for a Plan Year only if he is employed as an Eligible Employee (i.e., in a position covered by the Iowa 204 CBA) during the Plan Year (and only with respect to the Participant’s Compensation and Salary Deferral Contributions for the portion of the Plan Year that is attributable to the period when the Participant was an Eligible Employee (i.e., in a position covered by the Iowa 204 CBA)).
(ii) for the Plan Years ending December 31, 2018 and December 31, 2019, on behalf of each Participant who (a) is an employee covered by the Iowa 204 CBA, (b) is not eligible to participate in a defined benefit pension plan of the Controlled Group, and (c) is employed by the Employer or other member of the Controlled Group on the last day of the Plan Year or became disabled (within the meaning of the Employer's long-term disability plan), retired (later of age 65 or 5th anniversary of plan participation) or died during the Plan Year, a Nonelective Employer Contribution in an amount equal to 3% of the Participant's Compensation in such employment for the Plan Year ending December 31, 2018 and in an amount equal to 6% of the Participant's Compensation in such employment for the Plan Year ending December 31, 2019. As soon as administratively practicable following the end of the Plan Year, Nonelective Employer Contributions shall be made by the Employer and allocated to each Participant who is eligible to receive Nonelective Employer Contributions.
(iii) If an Employee (i) was covered by the Iowa 204 CBA on January 1, 2018, (ii) was an “Employee” under the Windstream Pension Plan on January 1, 2018, and (iii) was accruing benefits under the Windstream Pension Plan immediately prior to January 1, 2018 and, pursuant to the Windstream Pension Plan provisions, such accrual ceased effective as of January 1, 2018, the Employee shall have a one-time $6,500 Nonelective Employer Contribution made to his Separate Account as soon as administratively practicable following January 1, 2018. The $6,500 Nonelective Employer Contribution may be made in cash or common stock of Windstream Holdings, Inc. in the discretion of the Company. If the $6,500 Nonelective Employer Contribution is made in common stock of Windstream Holdings, Inc., the contribution made on behalf of each Participant shall be increased by $0.03 for each share of common stock of Windstream Holdings, Inc. that is allocated to the account of the Participant.

6. Effective as of January 1, 2018, paragraph (h) of Appendix A to the Plan is amended to provide as follows:

National Pension Agreement (CWA). Subject to the terms of the National Pension Agreement (CWA), as amended from time to time, each Matching Employer shall make a Supplemental Employer Matching Contribution on behalf of any eligible Participant covered by the National Pension Agreement between Windstream Services, LLC and Communications Workers of America (the “CWA-NPA”) who is not eligible to participate in the Windstream Pension Plan (for purposes of clarity, a person who is both an “Eligible Employee” under the Windstream Pension Plan and covered by the CWA-NPA on February 29, 2012 is eligible to participate in Windstream Pension Plan, but only until the earliest of (i) his “Termination of Employment” under the Windstream Pension Plan, (ii) the last pay period beginning prior to September 18, 2016 if the Eligible Employee elected to opt-out of participation in the Windstream Pension Plan pursuant to the 2016 retirement choice program, or (iii) the date he otherwise ceases to be an “Eligible Employee” covered by the CWA-NPA) and is otherwise eligible (as defined below) in an amount equal to:
(a)    100% of the first 3% of the Participant’s Compensation that he contributes to the Plan as Salary Deferral Contributions for the Plan Year, plus

(b)    50% of the next 2% of the Participant’s Compensation that he contributes to the Plan as Salary Deferral Contributions for the Plan Year.
As soon as administratively practicable following the end of the Plan Year, Supplemental Employer Matching Contributions shall be made by the Matching Employer and allocated to each Participant who is eligible to receive Supplemental Employer Matching Contributions. A person is eligible to receive Supplemental Employer Matching Contributions of a Matching Employer for a Plan Year only if he is employed as an Eligible Employee (in a position covered by the CWA-NPA) on the last day of the Plan Year or if the person died, retired or became disabled while employed as an Eligible Employee (in a position covered by the CWA-NPA) during the Plan Year. A person is eligible to receive Supplemental Employer Matching Contributions only with respect to the Participant’s Compensation and Salary Deferral Contributions for the portion of the Plan Year that is attributable to the period when the Participant was both an Eligible Employee (in a position covered by the CWA-NPA) and not eligible to participate in the Windstream Pension Plan. For purposes of this paragraph, (i) “retired” means termination of employment on or after age 65 or when eligible for an “Early Retirement Pension” under the Windstream Pension Plan and (b) “disabled” means disabled under the Company’s long-term disability plan.
If an Employee (i) is both an “Eligible Employee” under the Windstream Pension Plan and covered by the CWA-NPA on February 29, 2012, (ii) elects to opt-out of participation in the Windstream Pension Plan pursuant to the 2016 retirement choice program, and (iii) is an Employee (in a position covered by the CWA-NPA) on September 18, 2016, the Employee shall have a $15,000 Nonelective Employer Contribution made to his Separate Account on or before December 31, 2016.
7. Effective as of January 1, 2018, a new paragraph (i) is added to the end of Appendix A to the Plan to provide as follows:

National Pension Agreement (IBEW). Subject to the terms of the National Pension Agreement (IBEW), as amended from time to time, each Matching Employer shall make a Supplemental Employer Matching Contribution on behalf of any eligible Participant covered by the National Pension Agreement between Windstream Services, LLC and International Brotherhood of Electrical Workers (the “IBEW-NPA”) who is not eligible to participate in the Windstream Pension Plan (for purposes of clarity, a person who is both an “Eligible Employee” under the Windstream Pension Plan and covered by the IBEW-NPA on February 29, 2012 is eligible to participate in Windstream Pension Plan, but only until the earliest of (i) his “Termination of Employment” under the Windstream Pension Plan, (ii) the last pay period beginning prior to September 18, 2016 if the Eligible Employee elected to opt-out of participation in the Windstream Pension Plan pursuant to the 2016 retirement choice program, (iii) the date he otherwise ceases to be an “Eligible Employee” covered by the IBEW-NPA) and is otherwise eligible (as defined below, or (iv) January 1, 2018, if he has 30 years of vesting service under the Windstream Pension Plan as of January 1, 2018, or (v) the day his accrued benefit under the Windstream Pension Plan is frozen upon attainment of 30 vesting years of service under the Windstream Pension Plan after January 1, 2018) in an amount equal to:
(a)    100% of the first 3% of the Participant’s Compensation that he contributes to the Plan as Salary Deferral Contributions for the Plan Year, plus
(b)    50% of the next 2% of the Participant’s Compensation that he contributes to the Plan as Salary Deferral Contributions for the Plan Year.
As soon as administratively practicable following the end of the Plan Year, Supplemental Employer Matching Contributions shall be made by the Matching Employer and allocated to each Participant who is eligible to receive Supplemental Employer Matching Contributions. A person is eligible to receive Supplemental Employer Matching Contributions of a Matching Employer for a Plan Year only if he is employed as an Eligible Employee (in a position covered by the IBEW-NPA) on the last day of the Plan Year or if the person died, retired or became disabled while employed as an Eligible Employee (in a position covered by the IBEW-NPA) during the Plan Year. A person is eligible to receive Supplemental Employer Matching Contributions only with respect to the Participant’s Compensation and Salary Deferral Contributions for the portion of the Plan Year that is attributable to the period when the Participant was both an Eligible Employee (in a position covered by the IBEW-NPA) and not eligible to participate in the Windstream Pension Plan. For purposes of this paragraph, (i) “retired” means termination of employment on or after age 65 or when eligible for an “Early Retirement Pension” under the Windstream Pension Plan and (b) “disabled” means disabled under the Company’s long-term disability plan.
If an Employee (i) is both an “Eligible Employee” under the Windstream Pension Plan and covered by the IBEW-NPA on February 29, 2012, (ii) elects to opt-out of participation in the Windstream Pension Plan pursuant to the 2016 retirement choice program, and (iii) is an Employee (in a position covered by the IBEW-NPA) on September 18, 2016, the Employee shall have a $15,000 Nonelective Employer Contribution made to his Separate Account on or before December 31, 2016.
If an Employee (i) was covered by the IBEW-NPA on (A) January 1, 2018 if had 30 years of vesting service under the Windstream Pension Plan on January 1, 2018 or (B) the day his accrued benefit under the Windstream Pension Plan is frozen upon attainment of 30 vesting years of service under the Windstream Pension Plan after January 1, 2018 (the “Freeze Date” (i.e., such date in (A) or (B)) (ii) was an “Employee” under the Windstream Pension Plan on the Freeze Date, and (iii) was accruing benefits under the Windstream Pension Plan immediately prior to the Freeze Date and, pursuant to the Windstream Pension Plan provisions, such accrual ceased effective as of the Freeze Date, the Employee shall have a one-time $12,000 Nonelective Employer Contribution made to his Separate Account as soon as administratively practicable following the Freeze Date. The $12,000 Nonelective Employer Contribution may be made in cash or common stock of Windstream Holdings, Inc. in the discretion of the Company. If the $12,000 Nonelective Employer Contribution is made in common stock of Windstream Holdings, Inc., the contribution made on behalf of each Participant shall be increased by $0.03 for each share of common stock of Windstream Holdings, Inc. that is allocated to the account of the Participant.

IN WITNESS WHEREOF, the Company, by its duly authorized representative, has caused this Amendment No.5 to the Windstream 401(k) Plan (January 1, 2015 Restatement) to be executed on this 18th day of December, 2017.

WINDSTREAM SERVICES, LLC

By:	/s/ Mary Michaels
Title: Member of the Benefits Committee